Exhibit 99.1

FORM OF

INSTRUCTIONS AS TO USE OF SUBSCRIPTION RIGHTS CERTIFICATES

CYTORI THERAPEUTICS, INC.

Please consult Broadridge Corporate Issuer Solutions, Inc., your bank or broker as to any questions.

The following instructions relate to a rights offering (the “Rights Offering”) by Cytori Therapeutics, Inc., a Delaware corporation (“Cytori”), to the holders of record of its common stock, $0.001 par value (the “Common Stock”), and its Series B Convertible Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), as described in Cytori’s prospectus dated [______], 2018 (the “Prospectus”). Each holder of record of Common Stock or Series B Preferred Stock at the close of business on June 26, 2018 (the “Record Date”) will receive, at no charge, a non-transferable subscription right (the “Subscription Right”) for every share of Common Stock or Series B Preferred Stock held or deemed to be held at the Record Date.

Subscription Rights exercisable into an aggregate of 25,000 Units of Cytori (“Units”) are being distributed in connection with the Rights Offering. Each Unit is comprised of one share of Series C Preferred Stock and 200 warrants (“Warrants”). Each Warrant will be exercisable for one share of Common Stock. Each whole Subscription Right is exercisable, upon payment of $1,000 in cash (the “Subscription Price”), to purchase one Unit (the “Basic Subscription Right”). In addition, each Subscription Right also carries the right to subscribe at the Subscription Price for additional Units that are not purchased by other holders pursuant to their Basic Subscription Right (to the extent available, and subject to proration and ownership limitations) (the “Over-Subscription Privilege”). A holder is entitled to exercise an Over-Subscription Privilege only if the holder fully exercises the Basic Subscription Right. See “The Rights Offering” in the Prospectus.

No fractional Subscription Rights or cash in lieu thereof will be issued or paid. Fractional Subscription Rights will be rounded down to the nearest whole number.

The Subscription Rights will expire at 5:00 p.m., Eastern Time, on July 13, 2018, unless extended (the “Expiration Date”). If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. Cytori will not be required to issue shares to you if the Subscription Agent receives your Subscription Rights Certificate or your subscription payment after that time. Cytori has the option to extend the Rights Offering in its sole discretion, although it does not presently intend to do so. Cytori may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Expiration Date. If Cytori elects to extend the Rights Offering, Cytori will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date of the Rights Offering.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Rights Certificate and returning the Subscription Rights Certificate with your payment to the Subscription Agent in the envelope provided.

Warrants that are issued as a component of the Unit pursuant to the exercise of the Basic Subscription Rights and Over-Subscription Privilege entitle the holder to purchase one share of Common Stock at an exercise price (subject to adjustment) of $3.17 per share. The Warrants are exercisable for cash, or solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis. The Warrants may be redeemed for $0.01 per Warrant if Cytori’s Common Stock closes above $7.92 per share for 20 consecutive trading days, subject to certain conditions, upon 30 days’ prior written notice of redemption. See “The Rights Offering” in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE. PAYMENT OF THE SUBSCRIPTION PRICE OF ALL SUBSCRIPTION RIGHTS EXERCISED, INCLUDING SUBSCRIPTION RIGHTS PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT REVOKE THE EXERCISE OF SUCH SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

1. Subscription Rights. To exercise Subscription Rights, complete your Subscription Rights Certificate and send your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO CYTORI. The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at your election and risk. Subscription Rights Certificates and payments must be received by the Subscription Agent prior to the Expiration Date. If you send your Subscription Rights Certificate and payment by mail, then they should be sent by registered mail, properly insured, to arrive before the Expiration Date. If more Units are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, additional Units will be allocated pro rata among holders and subject to ownership limitations, as described in the Prospectus. The Subscription Rights are non-transferable, and may not be sold, transferred, assigned or given away to anyone.

2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the (i) clearance of an uncertified personal check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Cytori Therapeutics, Inc.,” (ii) receipt of a certified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Cytori Therapeutics, Inc.,” (iii) receipt of a U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Cytori Therapeutics, Inc.”; or (iv) receipt of a wire transfer of immediately available funds directly to the account maintained by Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at U.S. Bank, ABA, # 123000848, Account # 153910728465 FBO Cytori Therapeutics, Inc., with reference to the name of the Subscription Rights holder. Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the Subscription Price by uncertified personal check, then you should make payment sufficiently in advance of the Expiration Date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the expiration date, Cytori urges you to consider payment by means of certified or cashier’s check, money order or wire transfer. It is highly recommend that if you intend to pay the Subscription Price by personal check, then your subscription payment should be received by the Subscription Agent well before the Expiration Date. If your personal check does not clear before the Expiration Date, then you will not receive any Units, and Cytori’s only obligation will be to return your subscription payment, without interest or deduction.

3. Contacting the Subscription Agent. The address and telephone number of the Subscription Agent are shown below. Delivery to an address other than shown below does not constitute valid delivery.

By mail:	By hand or overnight courier:
Broadridge Corporate Issuer Solutions, Inc.	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, New York 11717-0693	Edgewood, New York 11717
(855) 793-5068 (toll free)	(855) 793-5068

4. Partial Exercises; Effect of Over- and Under-Payments. If you exercise less than all of the Subscription Rights evidenced by your Subscription Rights Certificate, the Subscription Agent will issue to you a new Subscription Rights Certificate evidencing the unexercised Subscription Rights. However, if you choose to have a new Subscription Rights Certificate sent to you, you may not receive any such new Subscription Rights Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby. If you do not indicate the number of Units to be subscribed for on your Subscription Rights Certificate, or if you indicate a number of Units that does not correspond with the aggregate Subscription Price payment you delivered, you will be deemed to have subscribed for the maximum number of Units that may be subscribed for, under both the Basic Subscription Right and the Over-Subscription Privilege, for the aggregate Subscription Price you delivered. If the Subscription Agent does not apply your full Subscription Price payment to your purchase of Units, then the Subscription Agent will return the excess amount to you by mail, without interest or deduction, within 10 business days after the Expiration Date. If you subscribe for fewer than all of the Units represented by your Subscription Rights Certificate, then the unexercised Subscription Rights will become null and void on the Expiration Date.

5. Deliveries to holders. The following deliveries and payments to you will be made to the address shown on the face of your Subscription Rights Certificate:

(a) Basic Subscription Right. The shares of Series C Preferred Stock and Warrants that are purchased pursuant to the valid exercise of Basic Subscription Rights to purchase Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock or Series B Preferred Stock. The Subscription Agent will arrange for the issuance of the Series C Preferred Stock and Warrants as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock or Series B Preferred Stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

(b) Over-Subscription Privilege. The shares of Series C Preferred Stock and Warrants that are purchased pursuant to the valid exercise of Over-Subscription Privileges to purchase additional Units will also be issued in book-entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock or Series B Preferred Stock. The Subscription Agent will arrange for the issuance of the Series C Preferred Stock and Warrants as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock or Series B Preferred Stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

(c) Excess Payments. If you exercised your Over-Subscription Privilege and are allocated less than all of the Units for which you wished to oversubscribe, then your excess Subscription Price payment for Units that were not allocated to you will be returned by the Subscription Agent to you by mail, without interest or deduction, within 10 business days after the Expiration Date.

6. Execution.

(a) Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other Than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

7. Method of Delivery. The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the Subscription Agent prior to the Expiration Date.

8. No Revocation. If you exercise any of your Basic Subscription Rights or Over-Subscription Privilege, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your Subscription Rights unless you are sure that you wish to purchase Units at the Subscription Price.

Once you exercise your Subscription Rights, you cannot revoke the exercise of such Subscription Rights even if you later learn information that you consider to be unfavorable.

9. Special Provisions Relating to the Exercise of Subscription Rights through the Depository Trust Company. In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised pursuant to the Subscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Unit subscribed for. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and Cytori as to the aggregate number of Subscription Rights that have been exercised, and the number of Units that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a Subscription Rights Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Over-Subscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

10. Questions and Request for Additional Materials. For questions regarding the Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, please contact the Information Agent as follows:

Broadridge Corporate Issuer Solutions, Inc.

(855) 793-5068 (toll free)